Exhibit 10.1

Transfer, Consent to Transfer,
Amendment and Assumption
of License Agreement

This Transfer, Consent to Transfer, Amendment and Assumption of License Agreement (“Transfer & Assumption Agreement”), effective as of August 31, 2005 (the “Effective Date”), is entered into by and among New York University, a corporation organized and existing under the laws of the State of New York (“Licensor”), Collateral Therapeutics, Inc., a Delaware corporation (“Transferor”), and Cardium Therapeutics, Inc., a Delaware Corporation (“Transferee”), each a Party, collectively Parties hereto.

RECITALS

Whereas, Licensor and Transferor previously entered into a license agreement with respect to certain technology related to Fibroblast Growth Factor 4 (FGF-4)  effective as of March 24, 1997, and including any subsequent amendments thereto (referred to herein as the “License Agreement”);

Whereas, Transferor and its affiliates have elected to pursue product development efforts and product candidates other than those related to the License Agreement;

Whereas, Transferee is interested in pursuing certain research and development in the cardiovascular field and, for this purpose and pending receipt of necessary funding as described below, wishes to acquire the rights of Transferor under the License Agreement, and is willing to accept the corresponding obligations, thereby completely assuming both the rights and the obligations of Transferor with respect to the License Agreement; and

Whereas, the Parties jointly agree to transfer the entirety of Transferor’s rights and obligations under the License Agreement to Transferee, amending the License Agreement to reflect such transfer;

AGREEMENT

Now, therefore, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.             Qualified Financing as Condition Precedent to Transfer of Rights and Assumption of Obligations; Termination of License Agreement in the Event of Non-Occurrence of Transfer and Assumption.  The transfer of rights and assumption of obligations under the License Agreement as contemplated hereby (and the amendments as provided below), shall be conditioned upon, and shall occur upon the date of, the closing of a qualified financing pursuant to which Transferee has received funding of at least Twenty Million U.S. Dollars or its substantial equivalent (a “Qualified Financing”).  The date of closing of the Qualified Financing and coincident transfer of rights and obligations under this Transfer & Assumption Agreement shall be referred to herein as the “Transfer Date”.  The occurrence of the transfer of rights and obligations in connection with the Qualified Financing shall be confirmed to Licensor by completion and delivery by fax or mail of a “Confirmation of Transfer and Assumption of Rights” substantially in the form as attached hereto as Appendix A but which has been executed by Transferor and Transferee on or promptly following the Transfer Date.  Since, in the absence of the proposed Transfer and Assumption, Transferor would otherwise have provided or provide notice to Licensor of its election to terminate the License Agreement (in accordance with Section 15 of the License Agreement), the Parties hereby agree that in the event that the Transfer Date (and coincident Transfer and Assumption) does not occur by November 30, 2005 (the “Termination Date”), then the License Agreement may thereafter be terminated by Licensee effective immediately upon Licensee’s written notice of such termination to Licensor.

2.             Transfer and Assumption as of Transfer Date, Negation of Agency.  Effective on and from the Transfer Date, Transferor hereby transfers, and Transferee hereby assumes, the entirety of the Transferor’s ongoing rights, title and interest in, and the entirety of the Transferor’s ongoing  obligations arising from, the License Agreement (which transfer and assumption are referred to herein as the “Transfer and Assumption”).  Neither Transferee nor Transferor are agents or affiliates of the other and, following this Transfer and Assumption, Transferor shall remain solely responsible for satisfaction of any and all obligations arising prior to the Transfer Date, but Transferee shall become solely responsible for satisfaction of any and all obligations arising on or after the Transfer Date.  The Parties agree that there are no outstanding material defaults under the License Agreement as of the Effective Date.  Until the Transfer Date, the rights and obligations of the Transferor remain in effect.  After the Transfer Date the Transferor shall have no rights under the License Agreement.

3.             Amendment. The License Agreement is amended as follows, effective as of the Transfer Date (as described above):

(i) in the first paragraph, the party “COLLATERAL THERAPEUTICS, INC. (hereinafter “CORPORATION”) a corporation organized under the laws of the state of California, having its principal office at 9360 Towne Center Drive, San Diego, California 92121” is replaced as licensee by “CARDIUM THERAPEUTICS, INC., (hereinafter “CORPORATION”) a Delaware corporation having a principal place of business at 11622 El Camino Real, Suite 300, San Diego, California 92130”;

(ii)  in Section 10(a), items (ii) and (iii) are replaced by the following: “(ii) preparing and filing an application for marketing approval of a Licensed Product in the United States, Canada, or a country within the European Union by December 31, 2010; and (iii) obtaining marketing approval of a Licensed Product in the United States, Canada, or a country within the European Union by December 31, 2012.”;

(iii)  in Section 20(e), the address for notice to CORPORATION, shall be replaced with the following: “Cardium Therapeutics, Inc., 11622 El Camino Real, Suite 300, San Diego, CA 92130, Attn: General Counsel.”

4.             Consent.  Licensor hereby consents to the Transfer and Assumption and to Amendment of said License Agreement as described herein.

5.             Authority.  Each Party represents and warrants to the other that, as of the Effective Date and as of the Transfer Date, it: (1) has and will have the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (2) has taken and/or will take all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (3) has not taken and will not take any action that is inconsistent with the terms of this Agreement; (4) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; and (5) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been obtained.

6.             Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Transfer & Assumption Agreement.

7.             Successors. This Transfer & Assumption Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.             Counterparts.  This Transfer & Assumption Agreement may be signed in counterparts, each of which shall be deemed an original and which shall together constitute one agreement.

IN WITNESS WHEREOF, each of the Parties, intending to be legally bound, have caused the execution of this Transfer & Assumption Agreement by their respective duly-authorized officers who have signed below, to be effective as of the date noted above.

NEW YORK UNIVERSITY		COLLATERAL THERAPEUTICS, INC.

By:	/ S / Abram M. Goldfinger	By:	/ S / John Nicholson

Name:	Abram M. Goldfinger	Name:	John Nicholson

Title:	Executive Director,	Title:	Treasurer
Industrial Liaison/Technology Transfer
Date:	August 2, 2005	Date:	October 13, 2005

CARDIUM THERAPEUTICS, INC.

By:	/ S / Christopher J. Reinhard

Name:	Christopher J. Reinhard

Title:	CEO

Date:	September 16, 2005

Appendix A

Form of Confirmation of Transfer and Assumption

By Fax: (212) 263-8189

New York University Medical Center

650 First Avenue

New York, NY  10016

Attn: Abram M. Goldfinger

Re: Transfer and Assumption of License Agreement Related to FGF-4
from Collateral Therapeutics, Inc. to Cardium Therapeutics, Inc.

Dear Sirs:

This is to confirm, pursuant to Section 1 of the Transfer, Consent to Transfer, Amendment and Assumption of License Agreement (the Transfer and Assumption Agreement) effective as of July 24, 2005 by and among New York University (as Licensor), Collateral Therapeutics, Inc. (as Transferor) and Cardium Therapeutics, Inc. (as Transferee), that the transfer of rights and obligations coincident with the closing of the Qualified Financing occurred on        (the Transfer Date).

Sincerely,

COLLATERAL THERAPEUTICS, INC.	CARDIUM THERAPEUTICS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Acknowledged by:

NEW YORK UNIVERSITY

By:

Name:

Title:

Date: